Exhibit 23(2)



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use of our report dated September 12, 1997 on the financial statements of Union Federal Savings and Loan Association (the "Association") and to the reference made to us under the caption "Experts" in the Application of Conversion filed by the Association with the Office of Thrift Supervision and in the Registration Statement on Form S-1 filed by Union Community Bancorp with the United States Securities and Exchange Commission.


/s/ Geo. S. Olive & Co. LLC


Indianapolis, Indiana
September 12, 1997